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                                                              Exhibit 23.(d)(72)

                                     INTERIM

                       SUB-INVESTMENT MANAGEMENT AGREEMENT

                                      AMONG

                      JOHN HANCOCK VARIABLE SERIES TRUST I

                          JANUS CAPITAL MANAGEMENT LLC

                                       AND

                       JOHN HANCOCK LIFE INSURANCE COMPANY

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                       SUB-INVESTMENT MANAGEMENT AGREEMENT

     AGREEMENT made as of the first day of May, 2003 by and among John Hancock Variable Series Trust I, a Massachusetts business trust (the "Series Fund"), Janus Capital Management LLC, a Delaware limited liability company ("Advisers"), and John Hancock Life Insurance Company, a Massachusetts corporation ("JHLICO").

     WHEREAS, the Series Fund is organized and is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940 (the "1940 Act"); and

     WHEREAS, JHLICO and Advisers are each engaged in the business of rendering investment advice under the Investment Advisers Act of 1940; and

     WHEREAS, the Series Fund is authorized to issue shares of capital stock in separate classes with each such class representing interests in a separate portfolio of securities and other assets; and

     WHEREAS, the Series Fund offers shares in several classes, one of which is designated as the Large Cap Aggressive Growth Fund, (together with all other classes established by the Series Fund, collectively referred to as the "Funds"), each of which pursues its investment objectives through separate investment policies; and

     WHEREAS, the Series Fund has retained JHLICO to render investment management services to the Series Fund pursuant to an Investment Management Agreement dated as of July 28, 1999, as amended (the "Investment Management Agreement"), pursuant to which it may contract with Advisers as a sub-manager as provided for herein;

     NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

1.   APPOINTMENT OF SUB-MANAGER

     (a) Designated Fund. Advisers is hereby appointed and Advisers hereby accepts the appointment to act as investment adviser and manager to the Large Cap Aggressive Growth Fund (the "Designated Fund") for the period and on the terms herein set forth, for the compensation herein provided.

     (b) Additional Designated Funds. In the event that the Series Fund and JHLICO desire to retain Advisers to render investment advisory services hereunder for any other Fund, they shall so notify Advisers in writing. If it is willing to render such services, Advisers shall notify the Series Fund in writing, whereupon such Fund shall become a Designated Fund hereunder.

     (c) Incumbency Certificates. Advisers shall furnish to JHLICO, immediately upon execution of this Agreement, a certificate of a senior officer of Advisers setting forth (by name and title, and including specimen signatures) those officers of Advisers who are

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authorized to make investment decisions for the Designated Fund pursuant to the provisions of this Agreement. Advisers shall promptly provide supplemental certificates in connection with each additional Designated Fund (if any) and further supplemental certificates, as needed, to reflect all changes with respect to such authorized officers for any Designated Fund. On behalf of the Series Fund, JHLICO shall instruct the custodian for the Designated Fund to accept instructions with respect to the Designated Fund from the officers of Advisers so named.

     (d) Independent Contractor. Advisers shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Series Fund.

     (e) Advisers' Representations. Advisers represents, warrants and agrees (i) that it is registered as an investment adviser under the Investment Advisers Act of 1940, and that it will remain so registered and will comply with the requirements of said Act, and the rules and regulations thereunder, at all times while this Agreement remains in effect, (ii) that it will promptly notify JHLICO if the foregoing representation and agreement shall cease to be true (in any material respect) at any time during the term of this Agreement, (iii) that it will promptly notify JHLICO of any material change in the senior management or ownership of Advisers, or of any change in the identity of the personnel who manage the Designated Fund, iv) that it has adopted a code of ethics complying with the requirements of Section 17(j) and Rule 17j-1 under the 1940 Act and will amend such code, or adopt a supplementary code of ethics, to the extent required under Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, and has and will provide true and complete copies of each such code to the Series Fund and to JHLICO, and has and will adopt procedures designed to prevent violations of any such codes, (v) that it has furnished the Series Fund and JHLICO each with a copy of Sub-Advisers' Form ADV,
Part II, as most recently filed with the Securities and Exchange Commission ("SEC"), and will promptly furnish copies of each future amendment thereto; and
(vi) that it presently maintains, and shall continue to maintain as long as this Agreement is in effect, sufficient Directors & Officers, Errors & Omissions and fidelity bond insurance coverages to provide coverage to JHLICO, the Series Fund and the Designated Fund for any claims or losses arising from, or in connection with, the activities of Advisers and its officers and employees with respect to the Subject Fund.

2.   PROVISION OF INVESTMENT MANAGEMENT SERVICES.

     Advisers will provide for the Designated Fund a continuing and suitable investment program consistent with the investment policies, objectives and restrictions of said Fund, as established by the Series Fund and JHLICO. From time to time, JHLICO or the Series Fund may provide Advisers with additional or amended investment policies, guidelines and restrictions. Advisers, as sub-manager, will have exclusive authority to manage the investment and reinvestment of the assets in the Designated Fund, and perform the functions set forth below, (i) subject to the overall supervision, direction, control and review of JHLICO and the Board of Trustees of the Series Fund, and (ii) consistent with the applicable investment policies, guidelines and restrictions, the provisions of the Series Fund's Declaration of Trust, Bylaws, registration statement, prospectus, statement of

                                       -2-

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additional information (each as in effect from time to time and as delivered to
Advisers by JHLICO or the Series Fund), the 1940 Act and all other applicable laws and regulations (including any applicable investment restrictions imposed by state insurance laws and regulations or any directions or instructions delivered to Advisers in writing by JHLICO or the Series Fund from time to time and as delivered to Advisers by JHLICO or the Series Fund). By its signature below, Advisers acknowledges receipt of a copy of the Series Fund's Declaration of Trust, Bylaws, prospectus, and statement of additional information, each as in effect on the date of this Agreement.

     Advisers will, at its own expense:

     (a) advise the Series Fund in connection with investment policy decisions to be made by its Board of Trustees or any committee thereof regarding the Designated Fund and, upon request, furnish the Series Fund with research, economic and statistical data in connection with said Fund's investments and investment policies;

     (b) submit such reports and information as JHLICO or the Series Fund's Board of Trustees may reasonably request, to assist the custodian in its determination of the market value of securities held in the Designated Fund; however, Advisers shall not be required to ascertain the market value of Fund securities;

     (c) place orders for purchases and sales of portfolio investments for the Designated Fund (and shall have the authority to do so every day that the market is open) and, in connection therewith, execute any and all documents as attorney-in-fact for the Designated Fund as may reasonably be necessary, desirable, or convenient and consistent with the investment objectives, policies, guidelines and restrictions of said Fund;

     (d) give instructions to the Designated Fund's custodian concerning the delivery of securities and transfer of cash for the Designated Fund (however, Advisers shall not be responsible for the segregation of assets belonging to the Designated Fund);

     (e) maintain and preserve the records relating to its activities hereunder required by the 1940 Act to be maintained and preserved by the Series Fund, to the extent not maintained by the custodian, transfer agent or JHLICO;

     (f) at the close of business each day, provide JHLICO and the custodian with copies of trade tickets for each transaction effected for the Designated Fund, and promptly forward to the custodian copies of all brokerage or dealer confirmations;

     (g) as soon as practicable following the end of each calendar month, provide JHLICO with written statements showing all transactions effected for the Designated Fund during the month, a summary listing all investments held in such Fund as of the last day of the month, and such other information as JHLICO may reasonably request in connection with the accounting services that it provides for the Designated Fund (it being understood that JHLICO, and not Advisers, shall be responsible for all Fund accounting services and the costs associated with such services, provided that the foregoing shall not alter the allocation of costs agreed upon between the Series Fund and JHLICO in the Investment Management Agreement or any other agreement to which they are parties); and

                                       -3-

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     (h) absent specific instructions to the contrary provided to it by JHLICO, subject to its receipt of all necessary voting materials, vote all proxies with respect to investments of the Designated Fund in accordance with Advisers' proxy voting policy as most recently supplied, from time to time, to JHLICO and the Series Fund.

     On its own initiative, Advisers will apprise JHLICO and the Series Fund of important economic developments materially affecting the Designated Fund, and will furnish JHLICO and the Series Fund's Board of Trustees from time to time such information as is appropriate for this purpose. Advisers will also make its personnel available in Boston or other reasonable locations as often as quarterly to discuss the Designated Fund and Advisers' management thereof, to educate JHLICO sales personnel with respect thereto, and for such other purposes as the Series Fund or JHLICO may reasonably request. Except for 13F and 13G filings, Advisers shall not be responsible for the preparation or filing of any report required of the Designated Fund by any governmental body.

     The Series Fund and JHLICO will provide timely information to Advisers regarding such matters as purchases and redemptions of shares in the Designated Fund and the cash requirements of, and cash available for investment in, the Fund. JHLICO will timely provide Advisers with: copies of monthly accounting statements for the Designated Fund, and such other information as may be reasonably necessary or appropriate or otherwise requested by Advisers in order for Advisers to perform its responsibilities hereunder; including, without limitation, the Series Fund's Declaration of Trust, Bylaws, registration statement, prospectus, and statement of additional information (each as updated, supplemented or amended from time to time); copies of any resolution passed by the Board of Trustees of the Series Fund which affects the responsibilities of Advisers under this Agreement; periodic reports concerning the classification of Fund securities for purposes of Subchapter M of the Internal Revenue Code and Treasury Regulations Section 1.817; periodic notices identifying the Designated Fund's custodian (and its foreign sub-custodians, as approved by the Series Fund's trustees in accordance with Rule 17f-5) and any changes therein; copies of financial statements or reports with respect to the Designated Fund that are provided to any investor or to any governmental body; a Form W-9 certifying the Designated Fund's taxpayer identification number; copies of liquidity, cross-trade and other procedures, if any, applicable to the Designated Fund; "free-riding" and withholding questionnaires; a list of the Designated Fund's "affiliated persons" (as defined in Section 2(a)(3) of the 1940 Act) who are registered broker-dealers, and a list of persons authorized to act on behalf of JHLICO with respect to this Agreement, each of which list shall be updated from time to time, as necessary. JHLICO represents and warrants that: (i) it is duly incorporated and validly existing and in good standing as a corporation under the laws of The Commonwealth of Massachusetts; (ii) it has all requisite corporate power and authority under the laws of Massachusetts and Federal securities laws, and has taken all necessary corporate action to authorize JHLICO, to execute, deliver and perform this Agreement; (iii) it is a registered investment adviser under the Investment Advisers Act of 1940, and is in compliance, in all material respects, with all registrations required by, and will conform, in all material respects, with all rules and regulations of the Securities and Exchange Commission; and (iv) it has received a copy of Part II of Advisers' Form ADV.

3.   ALLOCATION OF EXPENSES.

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     Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Series Fund specifically agrees to assume the expense of:

     (a) brokerage commissions for transactions in the portfolio investments of the Series Fund and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;

     (b) custodian fees and expenses;

     (c) all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Series Fund to federal, state or other governmental agencies; and

     (d) interest payable on the Series Fund's borrowings.

Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Series Fund and JHLICO in the Investment Management Agreement or any other agreement to which they are parties. Any reimbursement of advisory fees to the Series Fund that may be required by any expense limitation and any liability arising out of a violation of Section 36(b) of the 1940 Act shall be the sole responsibility of JHLICO.

4.   SUB-ADVISORY FEES.

     For all of the services rendered with respect to the Designated Fund as herein provided, JHLICO shall pay to Advisers a fee (for the payment of which the Series Fund shall have no obligation or liability), based on the Current Net Assets of the Designated Fund, as set forth in Schedule I attached hereto and made a part hereof. Such fee shall be accrued daily and payable monthly, as soon as practicable after the last day of each calendar month. In the case of termination of this Agreement with respect to the Designated Fund during any calendar month, the fee with respect to such Fund accrued to but excluding the date of termination shall be paid promptly following such termination. For purposes of computing the amount of advisory fee accrued for any day, "Current Net Assets" shall mean the Designated Fund's net assets as of the most recent preceding day for which the Designated Fund's net assets were computed.

5.   PORTFOLIO TRANSACTIONS.

     In connection with the investment and reinvestment of the assets of the Designated Fund, Advisers is authorized to select the brokers or dealers (including brokers or dealers affiliated with Advisers, provided orders executed through such affiliated brokers or dealers are exempt from the provisions of
Section 17(a), (d) and (e) of the 1940 Act.) that will execute purchase and sale transactions for the Fund and to use its best efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of portfolio securities for said Fund. Advisers shall maintain records adequate to demonstrate compliance with this requirement. Subject to this primary requirement, and maintaining as its first consideration the benefits to the Designated Fund and its shareholders, Advisers shall have the right subject to the control of the Board of Trustees,

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and to the extent authorized by the Securities Exchange Act of 1934, to follow a policy of selecting brokers who furnish brokerage and research services or products to the Designated Fund or to Advisers, and who charge a higher commission rate to the Designated Fund than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution. Advisers shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided. This determination, with respect to brokerage and research services or products, may be viewed in terms of a given transaction or the overall responsibilities of Advisers and its affiliates with respect to the Designated Fund and other accounts over which they exercise discretion, and not all such services or products will necessarily be used by Advisers in managing the Designated Fund.

     Advisers will not receive any tender offer solicitation fees or similar payments in connection with the tender of investments of any Fund.

6.   OWNERSHIP OF INFORMATION, RECORDS, AND CONFIDENTIALITY.

     The Series Fund shall own and control all records maintained hereunder by Advisers on the Series Fund's behalf and, in the event of termination of this Agreement with respect to any Fund for any reason, upon request by the Series Fund, all records relating to that Fund shall be promptly returned to the Series Fund, free from any claim or retention of rights by Advisers, provided that (subject to the last paragraph of this Section 6) Advisers may retain copies of such records. Advisers also agrees, upon reasonable request of the Series Fund, promptly to surrender such books and records or, at its expense, copies thereof, to the Series Fund or make such books and records available during normal business hours for audit or inspection by representatives of regulatory authorities or other persons reasonably designated by the Series Fund. Advisers further agrees to maintain, prepare and preserve such books and records in accordance with the 1940 Act and rules thereunder, including but not limited to Rules 31a-1 and 31a-2, and to supply all information requested by any insurance regulatory authorities to determine whether all insurance laws and regulations are being complied with. Advisers shall supply the Board of Trustees and officers of the Trust and JHLICO with all statistical information regarding investments which is reasonably required by them and reasonably available to Advisers.

     Advisers shall not disclose or use any records or information obtained pursuant hereto in any manner whatsoever except as expressly authorized herein, and will keep confidential any information obtained pursuant hereto, and disclose such information only if the Series Fund has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities.

7.   LIABILITY; STANDARD OF CARE.

     No provision of this Agreement shall be deemed to protect Advisers or JHLICO against any liability to the Series Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement or the Investment Management Agreement. Nor shall any provision hereof be deemed to protect any trustee or officer of the Series Fund against any such liability to which he might

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otherwise be subject by reason of any willful misfeasance, bad faith or negligence in the performance his duties or the reckless disregard of his obligations and duties. Except as may be otherwise provided pursuant to Federal securities laws, neither Advisers nor any of its officers, directors, shareholders, employees, agents or affiliates shall be liable for any loss, liability, cost, damage or expense (including reasonable attorneys' fees) (collectively, "Losses") other than Losses resulting from the willful misfeasance, bad faith or negligence of such a person, or the reckless disregard by such a person of its obligations and duties. Advisers shall employ only qualified personnel to manage the Designated Fund and may perform its services under this Agreement through any employee, officer or agent; shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall (as provided in Section 2 above) comply with the investment policies, guidelines and restrictions of the Designated Fund and with the provisions of the Series Fund's Declaration of Trust, Bylaws, prospectus and statement of additional information; shall manage the Designated Fund (subject to the receipt of, and based upon the information contained in, periodic reports from JHLICO or the custodian concerning the classification of Fund securities for such purposes) as a regulated investment company in accordance with subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations Section 1.817-5(b); shall act at all times in the best interests of the Series Fund; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise. However, Advisers shall not be obligated to perform any service not described in this Agreement, and shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved, or that the Designated Fund will perform comparably with any public or private standard or index (including other clients of Advisers).

     Advisers agrees to hold harmless and indemnify JHLICO and the Series Fund, and their respective directors and officers and each person, if any, who controls JHLICO or the Series Fund within the meaning of Section 15 of the Securities Act of 1933, as amended, from and against any and all losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees and expenses and costs of investigation) arising out of or based upon Advisers' willful misfeasance, bad faith, negligence, or reckless disregard of its duties under this Agreement, or violation of applicable law. JHLICO agrees to hold harmless and indemnify Advisers, and its directors and officers and each person, if any, who controls Advisers within the meaning of Section 15 of the Securities Act of 1933, as amended, from and against any and all losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees and expenses and costs of investigation) arising out of or based upon JHLICO's willful misfeasance, bad faith, negligence, or reckless disregard of its duties under this Agreement, or violation of applicable law.

     JHLICO agrees to hold harmless Advisers, its directors and officers and each person, if any, who controls Advisers within the meaning of Section 15 of the Securities Act of 1933, as amended, from and against any and all losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees and expenses and costs of investigation) arising out of or based upon (a) the negligent failure of the Series Fund's Registration Statement, including the prospectus and statement of additional information, or any amendment or supplement thereto, any preliminary prospectus, any other written communication with

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investors or any other submission to governmental bodies or self-regulatory bodies filed on or subsequent to the date of this Agreement (collectively, the "Disclosure Documents") to comply with the requirements of applicable federal and state securities, insurance or other laws; (b) any untrue statement or alleged untrue statement of a material fact negligently included in any Disclosure Document; or (c) any negligent omission or alleged omission in any Disclosure Document to state a material fact required to be stated therein or necessary to make the statements therein not misleading; except insofar as such losses, claims, damages, liabilities and expenses arise out of or are based upon any such statement or omission which is in turn based upon information furnished in writing to JHLICO or the Series Fund by Advisers and which Advisers was informed or otherwise knew was to be used in the Disclosure Document.

     The obligations in the preceding two paragraphs shall survive termination of this Agreement.

8.   DURATION AND TERMINATION OF THIS AGREEMENT.

     (a) Duration. This Agreement shall become effective on the date hereof and shall remain in full force and effect until the earlier of (i) 150 days from the date hereof; (ii) the date a superseding agreement which has been approved by vote of a majority of the outstanding voting shares of the Designated Fund becomes effective; or (iii) such other time as may be mutually agreed to by the parties hereto.

     The terms "assignment," "vote of a majority of the outstanding shares" and "interested person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and rules thereunder.

     (b) Termination. This Agreement may be terminated at any time, without payment of any penalty, by vote of the trustees of the Series Fund, by vote of a majority of the outstanding shares of the Subject Fund, by Advisers on at least sixty days' written notice to the Series Fund and JHLICO, or by JHLICO on at least sixty days' written notice to the Series Fund and Adviser.

     (c) Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its assignment or if the Investment Management Agreement is terminated.

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9.   SERVICES NOT EXCLUSIVE; USE OF ADVISERS' NAME AND LOGO.

     The services of Advisers to the Series Fund are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that directors, officers and employees of Advisers and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment companies, whether or not registered, and other investment advisory clients. Where necessary and appropriate, transaction costs and associated costs will be allocated by Advisers among its several clients, including the Designated Fund, in a manner that Advisers believes to be equitable.

     JHLICO and the Series Fund acknowledge that Advisers is the sole owner of the name and mark "Janus." During the term of this Agreement, however, JHLICO and the Series Fund shall have the non-exclusive and non-transferable right to use Advisers' name and logo in all materials relating to the Designated Fund, including all prospectuses, proxy statements, reports to shareholders, sales literature and other written materials prepared for distribution to shareholders of the Series Fund or the public. Prior to distribution of any materials which refer to Advisers (other than prospectuses, proxy statements, reports to shareholders), JHLICO shall consult with Advisers and shall furnish to Advisers a copy of such materials. Advisers agrees to cooperate with JHLICO and to review such materials promptly. JHLICO shall not distribute such materials if Advisers reasonably objects in writing, within ten (10) business days of its receipt of such copy (or such other time as may be mutually agreed), to the manner in which its name and logo and other references to Advisers are used. Upon termination of this Agreement, for any reason, JHLICO and the Series Fund shall immediately cease all use of the "Janus" name and mark. The foregoing shall not be deemed to authorize JHLICO or the Series Fund to make any representation on behalf of Advisers or its affiliates.

     Advisers will not consult with any other sub-manager to the Designated Fund or to any other portfolio of the Series Fund concerning transactions of the Designated Fund in securities or other assets, except as such consultations may be reasonably necessary in order to ensure compliance with paragraphs (a) and
(b) of Rule 12d3-1 under the 1940 Act.

10.  AVOIDANCE OF INCONSISTENT POSITION.

     In connection with the purchase and sale of portfolio securities of the Designated Fund, Advisers and its directors, officers and employees will not act as principal or agent or receive any commission. Nothing in this Agreement, however, shall preclude the combination of orders for the sale or purchase of portfolio securities of the Designated Fund with those for other registered investment companies managed by Advisers or its affiliates, if orders are allocated in a manner deemed equitable by Advisers among the accounts and at a price approximately averaged.

11.  AMENDMENT.

     No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing. No amendment of this Agreement shall be

                                       -9-

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effective with respect to any Fund until approved specifically by (a) the Board of Trustees of the Series Fund, or by vote of a majority of the outstanding shares of that Fund, and (b) by vote of a majority of those trustees of the Series Fund who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

12.  LIMITATION OF LIABILITY.

     It is expressly agreed that the obligations of the Series Fund hereunder shall not be binding upon any of the trustees, shareholders, officers, agents or employees of Series Fund personally, but only bind the trust property of the Series Fund, as provided in the Series Fund's Declaration of Trust.

13.  NOTICES

     Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

     ADVISERS:           Janus Capital Management LLC
                         100 Fillmore Street
                         Denver, CO 80206-4928
                         Attention: General Counsel
                         Fax #: 303-394-7714

     JHLICO:             John Hancock Life Insurance Company
                         200 Clarendon Street
                         P.O. Box 111
                         Boston, MA 02117
                         Attention: Raymond F. Skiba
                         Fax #: 617-572-4953

     SERIES FUND:        John Hancock Variable Series Fund Trust I
                         200 Clarendon Street
                         P.O. Box 111
                         Boston, MA 02117
                         Attention: Raymond F. Skiba
                         Fax #: 617-572-4953

14.  GOVERNING LAW.

     This agreement shall be construed in accordance with the laws of the State of Colorado and the applicable provisions of the 1940 Act and rules thereunder.

15.  ASSIGNMENT.

                                      -10-

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     This Agreement may not be assigned by any party, either in whole or in part, without the prior written consent of each other party.

                                      -11-

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16.  ENTIRE AGREEMENT AND SEVERABILITY

     This Agreement constitutes the entire agreement of the parties and supersedes all prior understandings, agreements, contracts and other documents with respect to its subject matter. If any provision of this Agreement is held to be invalid or unenforceable to any extent, the remainder of this Agreement shall nevertheless remain in effect and be enforceable to the maximum extent permitted by law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

ATTEST:                            JOHN HANCOCK VARIABLE SERIES
                                   TRUST I

                                          /s/ Michele G. Van Leer

/s/ Arnold R. Bergman              Name:  Michele G. Van Leer
                                        -----------------------------
                                   Title: Chairman and CEO

ATTEST:                            JOHN HANCOCK LIFE
                                   INSURANCE COMPANY

                                          /s/ Michele G. Van Leer

/s/ Arnold R. Bergman              Name:  Michele G. Van Leer
                                        -----------------------------
                                   Title: Senior Vice President

ATTEST:                            JANUS CAPITAL MANAGEMENT LLC

[Illegible]                               /s/ Bonnie M. Howe
                                   By:_______________________________
                                   Name:  Bonnie M. Howe
                                   Title: Vice President

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                                   SCHEDULE I

                                      Fees

Large Cap Aggressive Growth Fund:

Current Net Assets Under Management                  Sub-Advisory Fee

On the first $100 million                       55 basis points per annum

On amounts over $100 million but less than      50 basis points per annum
$500 million

On amounts over $500 million                    45 basis points per annum